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                                                                   EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                       of
                            KABELMEDIA HOLDING GMBH

                                   ARTICLE 1
                     FIRM NAME AND DOMICILE OF THE COMPANY

1.1  The firm name of the Company is

                            Kabelmedia Holding GmbH.

1.2  The Company is domiciled in Frankfurt am Main.



                                   ARTICLE 2
                             OBJECTS OF THE COMPANY

2.1 The objects of the Company (Unternehmensgegenstand) are to act as a holding company for enterprises which are involved directly or indirectly in the provision of cable television services and to acquire interests in such enterprises provided that this shall not include transactions which would be covered by the Banking Act (KWG).

2.2 The Company is empowered to establish further enterprises within Germany or abroad, to acquire existing ones, to participate in such, to manage enterprises and/or establish branches or subsidiaries in Germany or abroad.

2.3 Furthermore, the Company is empowered to engage in all types of activities which are or could be beneficial to the Company and are not prohibited by law, in particular, to acquire, use, transfer or sell patents, trademarks, licenses, franchises, and other tangible and intangible property and rights as well as to acquire, sell, rent or mortgage real estate and rights in real estate.

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                                   ARTICLE 3
                                    DURATION

The Company is established for an indefinite period of time.


                                   ARTICLE 4
                                  FISCAL YEAR

The fiscal year shall be the calendar year.

                                   ARTICLE 5
                                 STATED CAPITAL

5.1 The stated capital of the Company amounts to DM 74,600 (Deutsche Marks seventy-four thousand six hundred).


5.2  It has been subscribed to by:

     - ECO Holdings Limited Partnership, Boston, Massachusetts, USA with a share of nominal value DM22,140;

     -    ECO Holdings II Limited Partnership, Boston,
          Massachusetts, USA with a share of nominal value
          DM45,000;

     - Charlotte Cable Holdings, Inc., Delaware with a share of nominal value DM2,460; and

     - Ben K Bartel of Plauen, Germany with a share of nominal value DM5,000.

                                   ARTICLE 6
                               DISPOSAL OF SHARES

6.1 Any transfer of shares or part thereof by a shareholder shall only effective if all other shareholders shall have given their consent in writing to the transfer.
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6.2  The shareholders are required to give their consent according to Article
     6.1 if the transfer is made in accordance with the provisions of Article 7 or Article 8 and the acquirer has agreed to be bound by the provisions of any shareholders agreement which may from time to time exist between the shareholders.

6.3 A consent according to Article 6.1 is not necessary if a third party makes an offer to all shareholders (or a shareholder makes an offer to all of the other shareholders) which is in notarial form, is open for acceptance for at least 30 days and is irrevocable, to acquire all of their shares and shareholders who together hold at least 66-2/3% of the nominal share capital decide by means of shareholder's resolution to accept that offer in unamended form. In this case, all shareholders are required to accept the offer within the offer period in the correct form. In resolving the shareholder resolution, a shareholder has no right to vote if either he or a connected person (within the meaning of Article 7.2.1) has made the offer. The shareholders hereby irrevocably appoint the Company to accept the offer in their name and to sign all documents in the necessary form and to undertake all steps which the Company (in its capacity as the attorney in fact for the transfer of the shares to the acquirer according to the terms of the offer) deems necessary.

6.4 The shareholders shall not, without the prior written consent of all other shareholders in any way encumber their shares with third party rights or permit any third parties to obtain an economic interest in such shares. This prohibition covers in particular the grant of options, pre-emption or other rights to acquire, the grant of sub-participations and the entry into voting agreements.

6.5 The disposal of parts of share to other shareholders does not require any additional consent of the Company.

6.6 To the extent that more than one share is held by a single person, the shareholders may, with the consent of the affected shareholder, decide to consolidate these shares, provided that or as soon as they are fully paid up.

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                                   ARTICLE 7.
                           PRIVILEGED SHARE TRANSFERS

7.1 Without prejudice to the terms of Article 6.2, the shareholders are required to give their consent to a share transfer according to Article
     6.1 in the following circumstances:

7.1.1 Share transfers to a person who is connected to the shareholder to the extent that the transferor and the transferee agree in notarial form that the shares shall be transferred back to the transferor as soon as the transferee ceases to be a connected person to the transferor;

7.1.2 Share transfers to family members of the transferring shareholder or to trustees of a transferring shareholder or a family trust for the benefit of such persons, to the extent that the transferring shareholder is not already a trustee of such a family trust or the disposal takes place in connection with a divorce or as part of a settlement agreement between a married couple; and

7.1.3 Share transfers from trustees of a family trust to new trustees of such family trust or to privileged relations of the settlor of such family trust;

7.1.4 Share transfers from partnerships or other business associations (whether they are organised under local or foreign law) to their members, to the extent that the shares which the individual members receive correspond to their asset-based participation in the association of partnership or are as a result of a distribution which does not have a materially different economic effect. The members of such associations shall be considered the same as any person connected to them within the meaning of Article 7.1.2.

7.2 In the context of this Article 7, the following terms shall have the following meanings:

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7.2.1 Connected person:


      (i) all enterprises, persons or other holders of asset who are connected with the shareholder within the meaning of s15 of the German Stock Corporation Act; and

      (ii) to the extent a shareholder is a fund affiliated to the Advent International Network (the headquarters of which is at 101 Federal Street, Boston, MA 02110, USA), all other funds or holders of assets who are also affiliated to the Advent International Network;

7.2.2 Family member: every family member of the relevant shareholder within the meaning of S15 of the Tax Ordinance (AO);

7.2.3 Family trust: to the extent a shareholder is a natural person, every trust (whether arising during the life of the settlor or on death) which does not permit any of the settled property or income therefrom to be applied otherwise than for the benefit of that shareholder or a family member of that shareholder and no power of control of the voting powers conferred by any shares which is the subject of the trust is capable of being exercised by or subject to the consent of a person other than the trustees, such shareholder or his family members.

      The terms "trust", "trustee", "settlor" and "settled property" have the meanings which are given to them by the law of jurisdiction in which they are organised.


7.3 In the case of Article 7.1.1, the transferring shareholder shall provide to the other shareholders at their request such information as they may reasonably require in order to ascertain whether or not the transferee remains a connected person withe transferor.

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                                   ARTICLE 8.
                   OPTION PROCEDURE AND RIGHT OF ACQUISITION

8.1 Without prejudice to the provisions of Article 6.2, the shareholders are required to give their consent according to Article 6.1 to transfers of shares (which are not privileged transfers under Article 7) if:


8.1.1  The transfer takes place after 12 June 1997;

8.1.2  The option procedure set out in this Article 9 is followed through and

8.1.3  any Parallel Offer required pursuant to Article 10 has been made.



                                   ARTICLE 9.
                                OPTION PROCEDURE

9.1 Prior to any transfer of shares which is not a privileged transfer according to Article 7, an option procedure according the following conditions of this Article 8 must be carried out by the shareholder wishing to sell ("the Selling Shareholder"). The option procedure is intended to allow the other shareholders a first opportunity to acquire the shares to be disposed of. As part of the procedure the following will be determined:


9.1.1 the relevant nominal amounts of share capital which the other shareholders can (without prejudice to Article 9.15) demand to be transferred by the Selling Shareholder ("the Acquisition Amount"); and

9.1.2 the nominal amount of share capital which the Selling Shareholder may (without prejudice to Article 8) transfer to third parties ("the Free Amount").

9.2 The Selling Shareholder must serve a written notice "(a Transfer Notice") on the Company in which the following information is given:

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9.2.1 The nominal amount which the Selling Shareholder wishes to transfer
      ("the Offered Amount");

9.2.2 The price at which the Selling Shareholder is willing to sell each DM100 of nominal share capital ("the Prescribed Price");

9.2.3 Any conditions which depart from those applying on sales under German
      Law which the Selling Shareholder wishes to impose on the disposal, which shall not be in contravention of Article 9.9 ("the Contractual Conditions"); and

9.2.4 If he so chooses, a condition that the Selling Shareholder is only prepared to transfer his shares if he transfers the full amount of the Offered Amount ("a Total Transfer Condition").

      If the Transfer Notice does not contain a Total Transfer Condition it shall be irrefutably presumed that the Selling Shareholder is not only prepared to dispose of his shares in the full amount of the relevant amount but also in any permitted portion thereof.

9.3  Right of other shareholders to acquire

     Within 7 days after the receipt of the Transfer Notice, the Geschaftsfuhrer should notify all shareholders (with the exception of the Selling Shareholders) ("the Entitled Shareholders") of the service of the Transfer Notice. The Offered Amount is to be allocated amongst the Entitled Shareholders in accordance with their existing holding of shares. The amount of share capital which is applicable to each of the Entitled Shareholders is hereafter referred to as his "Pro-Rata Entitlement". The Geschaftsfuhrer shall notify each Entitled Shareholder in writing of his Pro-Rata Entitlement as soon as the period set out in Article 9.19 for other shareholders to join the process has expired. There shall be no discretion for the Geschaftsfuhrer in the calculation of the Pro-Rata Entitlements.

9.4 As more particularly set out in the following provisions of this Article 8, each

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     Entitled Shareholder has a right exercisable against the Selling
     Shareholder to acquire his shares at the Prescribed Price and under the Contract Conditions. This right may be exercised by a written notice ("the Exercise Notice") which must be received by the Company within 60 days after the date of the Transfer Notice. In the Exercise Notice, each Entitled Shareholder must indicate a nominal amount ("the Requested Amount") (which must be divisible by DM100) which he wishes to acquire from the Selling Shareholder. Each Entitled Shareholder may stipulate every permitted amount up to the full amount of the Offered Amount. Every Entitled Shareholder who serves an Exercise Notice on the Company within the required period is hereinafter referred to as "an Acquiring Shareholder".


9.5  Determination of the Acquisition Amount and the Free Amount

     If there is only one Acquiring Shareholder then his requested amount shall be the Acquisition Amount.


9.6 If there is more than one Acquiring Shareholder, then their respective acquisition amounts shall be determined as follows:-

9.6.1 The Offered Amount shall be split up amongst the Acquiring Shareholders in proportion to their Pro-Rata Entitlements. If not all shareholders accept their Pro-Rata Entitlement, the residual amount of the Offered Amount shall be split amongst the Acquiring Shareholders whose Requested Amounts have not been exhausted in full, in proportion to their Pro Rata Entitlements. If at the end of this process there are any other amounts left over, this shall be once again divided amongst the Acquiring Shareholders until all of the Requested Amounts have been fully exhausted. If there is any of the Offered Amount left over after this process then it shall remain unallocated.

9.6.2 To the extent that any nominal amounts which result from Article 8.6.1 are not divisible by DM 100, the residual amounts (over an even DM100) will be divided up by lots drawn in respect thereof and the lots shall be drawn in such manner as the Geschaftsfuhrer think(s) fit.

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9.7  The amount remaining from the Offered Amount after the deduction of all
     Acquisition Amounts shall be the Free Amount for the Selling Shareholder.


9.8  Allocation Notice of the Geschaftsfuhrer

     As soon as the Company as received an Exercise Notice from each Entitled Shareholder or the period for service of such notices under Article 9.4 has expired, the Geschaftsfuhrer shall send a written notice ("the Allocation Notice") to all shareholders on the same date in which it shall be set out:-


9.8.1 the Acquisition Amounts determined for each Acquiring Shareholder; and


9.8.2 the Free Amounts determined for each Acquiring Shareholder.

      If as a result of the addition procedure according to Article 9.19 the portion to be sold consists of more than one person, the Allocation Notice should state the Transfer Amounts for the separate Selling Shareholders (Article 9.21.1) and its division amongst the Relevant Acquiring Shareholders (Article 9.21.2).


9.9   Notarial Contract with Acquiring Shareholders

      The Selling Shareholder is required to sell and transfer shares in the amount of its Acquisition Amount to the Acquiring Shareholders at the prescribed price and under the Contract conditions. The Acquiring Shareholders are correspondingly bound to acquire these shares. In the Notarial Sale and Transfer Agreement the Selling Shareholders must be required to transfer to the Acquiring Shareholders the whole economic and legal ownership of the shares together with all ancillary rights which shall not in any way be encumbered with rights of third parties.


9.10 The Sale and Transfer Agreement to be concluded with the Acquiring Shareholders shall be notarised on or before the 10th working day (Saturday not included) ("Business Day") after the date of the Allocation Notice.

9.11 If an Acquiring Shareholder ("the Defaulter") fails to close the Purchase Contract

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     before the time limit set out in Article 9.10, the Selling Shareholder may serve a written notice within 10 days thereafter on the Company ("a Default Notice") in which the name of the Defaulter and the nominal amount which it has failed to purchase ("the Default Amount") is set out. In this case the Default Amount will be re-allocated amongst the other Acquiring Shareholders whose Requested Amounts are not fully exhausted without the need for fresh Exercise Notices to be served. Articles 9.8 to 9.10 shall apply correspondingly. If the Default Amount is not allocated by reason of the exhaustion of all Requested Amounts, then it shall be added to the Free Amount; the same applies if there is a further default,

9.12  The terms of any Total Transfer Condition shall remain unaffected.

9.13  Freely transferable shares

      The Selling Shareholder may, subject to the further conditions of Article 6.2, 8.1 and 8.3 sell shares in the full amount of the Free Amount to acquirers chosen by him. The transfer may not be at a lower price than the Prescribed Price and may not be upon conditions which more advantageous to the acquirer than the Contract Conditions.

9.14 The period during which the shares may be transferred to such a third party is limited to a period of six months after the date of the Allocation Notice.

9.15  Process in the case of a total transfer condition

      If the Transfer Notice contains a total transfer condition (Article 9.2.4), the right for Acquiring Shareholders to acquire shares exists without the need for any further steps only if the amount of all of the Requested Amounts is equal to or greater than the Offered Amount. If the Offered Amount is not reached, the Geschaftsfuhrer shall immediately send to the Selling Shareholder a written notice ("the Shortfall Notice"). A copy of the Shortfall Notice is to be sent to all Acquiring Shareholders. Subject to the following provisions, the Selling Shareholder may at his option either sell:


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9.15.1 shares in the full amount of the Offered Amount to a third party acquirer of his choice; or

9.15.2 shares in the amounts of the relevant Requested Amounts to all Acquiring Shareholders and only in the amount of the parts of the Offered Amount which are left over to a third party acquirer of his choice.

9.16 The Selling Shareholder shall communicate his choice by means of a written declaration ("the Choice Notice") to the Company. A copy of the Choice Notice shall be sent by the Geschaftsfuhrer to all Acquiring Shareholders on the same date. If no Choice Notice has been received by the Company on the 10th Business Day after the date of the Shortfall Notice, it shall be irrebuttably presumed that the Selling Shareholder wishes to sell shares in the full amount of the Offered Amount to a third party acquirer of its choice.

9.17 If the Selling Shareholder chooses to sell shares to Acquiring Shareholders, the provisions of Article 9.9 to 9.11 shall apply with the modification that the period for the notarisation of the Sale and Transfer Agreement starts with the date upon which the Choice Notice is sent to the Acquiring Shareholders.

9.18 If the Selling Shareholder wishes to sell shares to a third party acquirer of his choice, the provisions of Article 9.13 and 9.14 shall apply with modification that the right to sell to such third party shall be limited to a period of six months after the date of the Shortfall Notice.

9.19  Addition of other Selling Shareholders to the process

      Upon the service of every transfer notice, other shareholders ("the Joiners") can leave the group of Entitled Shareholders and instead join the option process as further Selling Shareholders. Such a joining shall take place by means of a written notice ("the Joining Notice") which shall be served on the Company within 25 days after the date of the Transfer Notice. The Joining Notice must set out:

9.19.1 the name of the Selling Shareholder and the transfer notice to which the joining relates; and

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9.19.2  the nominal amount of shares which the Joiner wishes to sell.

        In addition it will be irrebuttably presumed that the transfer is to take place upon the terms of the Transfer Notice (Prescribed Price, Contract Conditions and existence of Total Transfer Condition). The Geschaftsfuhrer shall immediately send a copy of the Joining Notice to all shareholders with the exception of the joiner.

9.20 With the joining, the Joiner loses his right to acquire shares under the option process. The portion to be sold from there on consists of more than one person. In the place of the Offered Amount there shall be the sum of all of the nominal amounts of share capital set out in the Transfer Notices or Joining Notices given within the prescribed periods ("the Cumulative Offered Amount"). The Pro Rata Entitlements of the remaining Entitled Shareholders as well as the Acquisition Amounts for each of them shall be calculated on the basis of the Cumulative Offered Amount. The other terms of Articles 9.1 to 9.14 including all periods, shall remain unaffected.

9.21 If the transfer notice contained a total transfer condition and the sum of all of the requested amounts which are made within the period allowed are less than the amount of the Cumulative Offered Amount, each Selling Shareholder has the right to choose according to Article 9.15. In any event no Selling Shareholder may transfer a nominal amount share capital greater than the amount which he had stipulated in his Transfer Notice or Joining Notice. The other terms of Articles 9.15 to 9.18 remain unaffected.

9.22  The transfer amounts in the case of multiple Selling Shareholders

      If as a result of a joining, the portion to be consists of more than one person, the nominal amounts of share capital which the respective Selling Shareholders are required to transfer to the Acquiring Shareholders shall be calculated as follows:


9.22.1 the total amount of the Acquisition Amounts shall be allocated amongst the


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     respective Selling Shareholders in the proportion in which they have made up the Cumulative Offered Amount through their Transfer or Joining Notices. The allocation of indivisible portions shall be according to
     Article 9.6.2. In this way the nominal amount of share capital which each shareholder is required to transfer ("the Transfer Amount") shall be determined.

9.22.2 if there are also more than one Acquiring Shareholder, the relevant Transfer Amount shall be divided up amongst these with the result that the Acquiring Shareholder with the highest Acquisition Amount shall be covered by the smallest Transfer Amounts. After that the Acquiring Shareholders with the next highest Acquisition Amounts shall be covered out of the smallest Transfer Amounts or the remaining parts left over. If more than one Acquiring Shareholder has the same acquisition amount or if more than one Selling Shareholder has the same Transfer Amount then the earliest shall be his whose name is first in the alphabet.

9.23 The Free Amount for each of the Selling Shareholders is in each case the remaining amount which remains from their nominal amounts stipulated in the transfer or Joining Notice after deduction of the Transfer Amounts.

                                  ARTICLE 10.
                                 PARALLEL OFFER

10.1 The shareholders have agreed that the opportunities for the sale of shares which are offered to a single shareholder should also be offered for the benefit of other shareholders. Therefore any acquirer who wishes to acquire a Free Amount of shares from a Selling Shareholder must make an offer ("a Parallel Offer") to acquire shares upon the following terms and conditions. Whether or not such a Parallel Offer is made to all or only certain other shareholders depends (according to the attractiveness of the terms of the offer to the Selling Shareholders) upon Articles 10.2 and 10.3.

10.2 If the price for the Selling Shareholders is not greater than or more than 10 per cent


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     greater than the Prescribed Price and the conditions
     offered by the acquirer are not or are not materially better than the Contract Conditions, the Parallel Offer must only be offered to the other shareholders who were Selling Shareholders for the purposes of the prior option process, whether from the commencement or by way of joining. The acquirer must make an offer to each of the shareholders to acquire an amount of shares in the nominal amount X calculated by means of the following formula:

     X = A x B
         -----
           C

     where:

A: is the nominal amount which the acquirer wishes to acquire from the Selling Shareholder (which should be part of his Free Amount);

B: the nominal amount which the relevant other shareholder have inserted in their Transfer Notices or Joining Notices; and

C: the nominal amount which the Selling Shareholder has put in his Transfer Notice or Joining Notice.


10.3 If the price which is offered by the acquirer to the Selling Shareholder is more than 10 per cent greater than the Prescribed Price or the conditions are materially better than the contract conditions, a Parallel Offer must be made to all other shareholders. The acquirer must make an offer to these shareholders to acquire a nominal amount of share capital Y calculated on the basis of the following formula:

     Y = P x Q
         -----
           R

     where:


P: is the nominal amount of share capital which the acquirer wishes to acquire

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     from the Selling Shareholder (which shall be part of his Free
     Amount);

Q: is the nominal amount of share capital of the relevant other shareholder after the option process has been carried through (ie after deduction of all transferred amounts according to Article 9.21.1; and

R: is the nominal amount of share capital held by the Selling Shareholder after the carrying out of the option procedure (ie. after deduction of all transfer amounts under 9.21.1).

10.4 Every parallel offer must be in notarial form and must be open for acceptance for at least thirty days. It may not be any less favourable to the other shareholders in terms of purchase price and other contract conditions than the offer to the Selling Shareholder.

10.5 Selling Shareholders who wish to accept a Parallel Offer are not required to follow through the option procedure in respect of such shares.

                                  ARTICLE 11.
                              REDEMPTION OF SHARES

11.1 With the consent of the affected shareholder, fully paid up shares may be redeemed at any time by Shareholders' resolution.

11.2 In addition, the Shareholders may by resolution passed in accordance with
     Article 14 and without the consent of the affected shareholder, redeem fully paid up shares if either (i) those shares are attached by a creditor or (ii) bankruptcy or other insolvency proceedings have been commenced against the affected Shareholder and, as the case may be, the attachment or the insolvency proceedings have not been set aside prior to the adoption of the resolution.

11.3 In the event that shares are redeemed pursuant to Article 11.1 or 11.2, the Company shall, unless otherwise agreed, reimburse the shareholder concerned for the fair market value of the shares redeemed.


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                                  ARTICLE 12.
                                CAPITAL INCREASE

12.1 In case of an increase of the stated capital, each shareholder shall have the right to subscribe to the new shares in proportion to their respective shareholdings prior to such an increase.

12.2 In case a shareholder does not wish to exercise his right of subscription, the remaining Shareholders have the right of subscription in proportion to their shareholdings.

                                  ARTICLE 13.
                  MANAGEMENT AND REPRESENTATION OF THE COMPANY

13.1 The Company shall be represented by one or more managing directors who shall be appointed or removed from office by resolution of the Shareholders which requires the majority set out in Article 17.2.

13.2 If more than one managing director is appointed, the Company shall be represented by two managing directors acting jointly or by one managing director acting jointly with a Prokurist. The Shareholders may, by means of a majority as set out in Article 13.1, authorise one, or more, or all managing directors to represent the Company by single signature. If only one managing director has been appointed, this managing director shall represent the Company acting singly.

13.3 The Shareholders may, with the majority set out in Article 17.2, exempt one or all managing directors from the restrictions of Section 181 German Civil Code.

13.4 Notwithstanding the managing director(s)' right to represent the Company with respect to third parties, the managing director(s) shall comply with the instructions resolved upon by the Shareholders, including any standing orders for management adopted from time to time.

                                  ARTICLE 14.
                             SHAREHOLDERS' MEETING

14.1 Meetings of the Shareholders shall be held in accordance with the provisions of the German Limited Liability Companies Act. In particular, at least 14 clear days notice shall be given of all Shareholders meetings.

14.2 Shareholders meetings may be called by the Gesch@ftsfhhrer of the Company or by any Shareholder or Shareholders holding in aggregate not less than 10% of the nominal capital. In addition, Shareholders meetings must be called by the Geschaftsfuhrer if any resolution of the Executive Committee is not passed with the required majority but still receives more than 2 votes of the members of the Executive Committee in favour of it, in which event the period of notice for such meeting shall be 5 Business Days and notice shall be served on all Shareholders as soon as possible after the meeting at which such resolution was considered and rejected.

14.3 No general meeting of the Shareholders may proceed to business unless a quorum is present at the start of and throughout such meeting. A quorum at a general meeting shall be 4 or more Shareholders representing not less than 75% of the share capital of the Company (and whether present in person or by their respective proxies or duly authorised representatives or attorneys). At any time when the entire share capital of the Company is held by less than 4 Shareholders, the quorum for meetings shall be the number of Shareholders for the time being.

14.4 At Shareholders' Meetings, each Shareholder will have one vote for each DM100 in the nominal share capital of the Company held by it. Fractions in the nominal share capital of less than DM100 shall carry a proportionate vote.

14.5 In the event that a quorum of Shareholders is not so present at the start of and throughout a duly convened meeting, the meeting shall be adjourned from the date of such meeting to the same time and place on the same day in the next week ("the Adjournment Date") provided that such day is a Business Day, failing which the meeting shall be adjourned to the next day following the Adjournment Date which is a Business Day and a quorum at such adjourned meeting shall consist of such Shareholders as are present (whether in person, by proxy or by duly authorised representative) provided that 3 days notice of the meeting has been given to all Shareholders and that such notice shall have included a statement to the effect that those Shareholders present at such adjourned meeting would constitute a quorum.

14.6 The chairman of the Executive Committee (if any and if present) from time to time shall preside as chairman at every Shareholders' meeting. Resolutions at any Shareholders' meeting shall be adopted by a simple majority of votes except where a greater majority is required by law, as provided in these Articles or as may be agreed between the Shareholders.

14.7 Except for amendments of these Articles of Association a Shareholders' Meeting may be held in writing, by telex of telefax if all Shareholders take part in such a meeting or otherwise indicate that they agree to it.
     A Shareholder will be irrebuttably presumed to have given his consent if he has not voted against any resolution within 14 days after the date upon
     which such resolution was delivered to him.   Shareholders together
     holding at least 10% of the nominal capital of the Company can require the Geschaftsfuhrer to circulate such a resolution to the Shareholders. Each Shareholder may also circulate resolution documents to the other shareholders.

14.8 In the case of an equality of votes in a poll at any meeting of the Shareholders, the chairman shall not be entitled to a second or casting vote.

14.9 Shareholders may also participate in Shareholders' meetings (other than those to alter the Articles) by means of conference telephone or any other communication equipment through which all those participating can hear each other throughout and shall be deemed present in person at any meeting in which they participate in this manner.

14.10 To the extent that Shareholders' resolutions need not be filed with the Commercial Register, they may be adopted in any living language.

14.11 Court action seeking to invalidate Shareholders' resolutions may be taken only within one month from receipt of the minutes or of the announcement of the result of a voting outside of a Shareholders' meeting, and only by Shareholders who have raised an objection on the record in the minutes, or, in case of a resolution outside of a Shareholders' meeting, in writing without delay upon receipt of said announcement.

                                  ARTICLE 15.
                                    PROXIES

15.1 Each shareholder may appoint another shareholder or a third person to represent him in the meeting and to cast his vote. The power shall be executed or confirmed in writing before or after the resolution and shall be kept by the Company.


15.2 It shall be presumed that, even where no express documentary power of attorney exists, a person who is connected to a Shareholder (within the meaning of Article 7.2.1) may cast the votes that Shareholder's votes at a Shareholders' Meeting.

                                  ARTICLE 16.
                              EXECUTIVE COMMITTEE

16.1 By way of a Shareholders' resolution, the Shareholders may at any time establish an Executive Committee, elect its members, designate its functions, eliminate the Executive Committee and adopt any other lawful provisions concerning the Executive Committee.

16.2 The provisions concerning supervisory boards contained in the Corporation Law (Aktiengesetz) shall not apply to such Executive Committee.

16.3 In the event that the Company must establish a Supervisory Board pursuant to the Law concerning the Administration of Enterprises or similar legal provisions, the Executive Committee shall not be affected thereby but continue to exist or may be established in addition to such Supervisory Board.

                                  ARTICLE 17.
             SHAREHOLDERS' RESOLUTIONS/ANNUAL FINANCIAL STATEMENTS

17.1 The provisions of Articles 6 to 10 of these Articles can only be amended by unanimous vote of the Shareholders at a Shareholders' Meeting.

17.2 A positive vote of Shareholders holding at least 75% of the votes cast shall be required to approve any action intended to:

       (i) redeem, purchase, reorganise, consolidate, cancel or convert any of the share capital or securities or loan stock of the Company or in any way alter the rights attaching thereto;

       (ii) change its auditors or financial year;

       (iii) declare or make any dividend or other distribution in cash or in specie and whether out of revenue profits, capital profits or capital reserves

       (iv) adopt the annual accounts or, otherwise than as required by law, amend the accounting policies or reporting practices previously adopted by it;

       (v) appoint or remove any Gesch@ftsfhhrer of the Company, grant to him sole signatory power or exempt him from the restrictions of
            Section 181 of the German Civil Code (BGB);

       (vi) appoint or remove any Prokurist to represent the Company either alone or jointly;

       (vii) adopt or amend any standing orders for management;

       (viii) enter into, vary or terminate the terms of employment of any Gesch@ftsfhhrer or Prokurist of the Company.

17.3 Within the periods provided for by law the managing director or managing directors shall establish the annual financial statements (balance sheet and profit and loss statement) together with the required exhibit as well as a business report which - eventually after audit of the annual financial statements by the auditors and together with their report - shall be submitted to the annual general Shareholders' meeting for approval of the annual financial statements.

17.4 The Shareholders may resolve that a prepayment be made on the profit already prior to the approval of the annual financial statements.

                                  ARTICLE 18.
                       GRANTING OF UNCUSTOMARY ADVANTAGES

18.1 The Company is not empowered to grant to a shareholder, a connected person within the meaning of Article 7.21 or a person or company closely related to the shareholder an advantage which is uncustomary, unreasonable, unauthorised or not recognised by the tax authorities. Transactions or acts of the company which are in violation of this provision shall be invalid ab initio to the extent that they grant an advantage to the afore-mentioned persons; the relevant shareholder must make restitution of the granted advantage or provide compensation for its value.

18.2 The managing director or managing directors are bound to raise those claims for restitution or compensation on behalf of the Company and, as far as possible, to take them into consideration in the annual statements.

18.3 Claims for restitution or compensation according to Article 18.1 shall exist only to the extent that their enforcement and consideration in the annual statement remedy the tax consequences of a constructive dividend.

                                  ARTICLE 19.
                                  PUBLICATIONS

Publications of the Company shall be made only in the Federal Gazette (Bundesanzeiger).